Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated February 21, 2024 to the Prospectus dated May 24, 2021

Registration Statement No. 333-256406-01

AstraZeneca Finance LLC

$1,250,000,000 4.800% Notes due 2027

$1,250,000,000 4.850% Notes due 2029

$1,000,000,000 4.900% Notes due 2031

$1,500,000,000 5.000% Notes due 2034

Final Term Sheet

Issuer:	AstraZeneca Finance LLC
Guarantor:	AstraZeneca PLC
Trade Date:	February 21, 2024
Settlement Date:	February 26, 2024 (T+3)
Expected Ratings:	Moody’s: A2; S&P: A

$1,250,000,000 4.800% Notes due 2027:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,250,000,000
Maturity Date:	February 26, 2027
Coupon:	4.800%
Benchmark Treasury:	4.125% due February 15, 2027
Benchmark Treasury Price and Yield:	99-04, 4.441%
Spread to Benchmark Treasury:	+42 basis points
Yield to Maturity:	4.861%
Price to Public:	99.832% of the Aggregate Principal Amount
Interest Payment Dates:	February 26 and August 26, commencing August 26, 2024
Gross Proceeds to Issuer:	$1,247,900,000
Underwriting Discount:	0.125% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$1,246,337,500
Redemption Provisions:
Optional Redemption:	At the option of the Issuer, from time to time, in whole or in part, as follows: (i) prior to January 26, 2027, at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming such Notes matured on January 26, 2027) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 10 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Notes to be redeemed to the redemption date and (ii) on or after January 26, 2027, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest thereon to but excluding the date of redemption.

Optional Tax Redemption:	In the event of certain tax law changes and other limited circumstances relating to tax matters, in whole but not in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	04636NAK9
ISIN:	US04636NAK90

$1,250,000,000 4.850% Notes due 2029:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,250,000,000
Maturity Date:	February 26, 2029
Coupon:	4.850%
Benchmark Treasury:	4.000% due January 31, 2029
Benchmark Treasury Price and Yield:	98-21, 4.304%
Spread to Benchmark Treasury:	+57 basis points
Yield to Maturity:	4.874%
Price to Public:	99.895% of the Aggregate Principal Amount
Interest Payment Dates:	February 26 and August 26, commencing August 26, 2024
Gross Proceeds to Issuer:	$1,248,687,500
Underwriting Discount:	0.225% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$1,245,875,000
Redemption Provisions:
Optional Redemption:	At the option of the Issuer, from time to time, in whole or in part, as follows: (i) prior to January 26, 2029, at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming such Notes matured on January 26, 2029) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 10 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Notes to be redeemed to the redemption date and (ii) on or after January 26, 2029, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest thereon to but excluding the date of redemption.
Optional Tax Redemption:	In the event of certain tax law changes and other limited circumstances relating to tax matters, in whole but not in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	04636NAL7
ISIN:	US04636NAL73

$1,000,000,000 4.900% Notes due 2031:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,000,000,000
Maturity Date:	February 26, 2031
Coupon:	4.900%
Benchmark Treasury:	4.000% due January 31, 2031
Benchmark Treasury Price and Yield:	98-00+, 4.334%
Spread to Benchmark Treasury:	+62 basis points
Yield to Maturity:	4.954%
Price to Public:	99.684% of the Aggregate Principal Amount
Interest Payment Dates:	February 26 and August 26, commencing August 26, 2024
Gross Proceeds to Issuer:	$996,840,000
Underwriting Discount:	0.275% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$994,090,000
Redemption Provisions:
Optional Redemption:	At the option of the Issuer, from time to time, in whole or in part, as follows: (i) prior to December 26, 2030, at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming such Notes matured on December 26, 2030) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 10 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Notes to be redeemed to the redemption date and (ii) on or after December 26, 2030, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest thereon to but excluding the date of redemption.
Optional Tax Redemption:	In the event of certain tax law changes and other limited circumstances relating to tax matters, in whole but not in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	04636NAM5
ISIN:	US04636NAM56

$1,500,000,000 5.000% Notes due 2034:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,500,000,000
Maturity Date:	February 26, 2034
Coupon:	5.000%
Benchmark Treasury:	4.000% due February 15, 2034
Benchmark Treasury Price and Yield:	97-12, 4.327%
Spread to Benchmark Treasury:	+72 basis points

Yield to Maturity:	5.047%
Price to Public:	99.634% of the Aggregate Principal Amount
Interest Payment Dates:	February 26 and August 26, commencing August 26, 2024
Gross Proceeds to Issuer:	$1,494,510,000
Underwriting Discount:	0.325% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$1,489,635,000
Redemption Provisions:
Optional Redemption:	At the option of the Issuer, from time to time, in whole or in part, as follows: (i) prior to November 26, 2033, at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming such Notes matured on November 26, 2033) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Notes to be redeemed to the redemption date and (ii) on or after November 26, 2033, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest thereon to but excluding the date of redemption.
Optional Tax Redemption:	In the event of certain tax law changes and other limited circumstances relating to tax matters, in whole but not in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	04636NAN3
ISIN:	US04636NAN30

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. SEB Securities, Inc. SG Americas Securities, LLC
Co-Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Santander US Capital Markets LLC

Blaylock Van, LLC

Cabrera Capital Markets LLC

C.L. King & Associates, Inc.

Stern Brothers & Co.

*****

No EEA or UK PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the EEA or the UK.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents incorporated by reference therein that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Barclays Capital Inc. by telephone at +1-888-603-5847; Citigroup Global Markets Inc. by telephone at +1-800-831-9146; Deutsche Bank Securities Inc. toll-free at +1-800-503-4611; or J.P. Morgan Securities LLC collect at +1-212-834-4533.

It is expected that delivery of the notes will be made against payment on or about the Settlement Date, which will be the third business day following the Trade Date of the notes (such settlement being referred to as “T+3”). Trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

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